EXHIBIT 5.1

DAVID E. WISE
ATTORNEY AT LAW
8794 Rolling Acres Trail
Fair Oaks Ranch, Texas 78015
(830) 981-8165

June 1, 2009

Andrew Mazzone, President
XIOM Corp.
78 Lamar Street
West Babylon, New York 11704

Re: XIOM Corp. - Registration Statement on Form S-8

Dear Mr. Mazzone:

We have acted as counsel to XIOM Corp., a Delaware corporation ("Company"), in connection with its Post-effective Amendment No. 1 to the Registration Statement on Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission ("Post-effective Amendment"), with respect to the registration of an additional 1,000,000 authorized and unissued shares of the Company’s common stock, $.0001 par value (“Common Stock”), which may be issued pursuant to awards under the Company’s Amended 2008 Employee and Consultant Stock Plan (“Amended Plan”)

In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the Amended Plan; (iii) the Post-effective Amendment (including all exhibits thereto); (iv) your responses to our Form S-8 Questionnaire and the Company’s covenants and undertakings contained therein; and (v) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

Unless an employment agreement or consulting agreement has been provided to us and is included as an exhibit to the Initial Registration Statement on Form S-8 or to this Post-effective Amendment, we have not been asked to draft, review or opine as to such employment agreement’s or consulting agreement’s compliance with the terms and conditions of the Amended Plan or the Company’s compliance with the General Instructions to Form S-8.

This opinion is being issued solely to the Company in connection with the requirements of the Securities and Exchange Commission (“SEC”) rules related to Form S-8 registration statements and post-effective amendments. This opinion shall not be relied upon by the Company or any person to whom the Company’s grants options to purchase common stock, awards common stock or issues common stock, as each option grant, stock award and stock issuance under the Amended Plan must be carefully considered and approved by the Company’s board of directors, which is the final arbiter of compliance with the Amended Plan and applicable SEC rules and regulations.

Moreover, this opinion shall not be relied upon by (i) persons who receive options or shares of common stock under the Amended Plan, (ii) broker-dealers who are asked to sell such common stock through channels of securities distribution, (iii) banks, lenders or other assignees or pledgees of any person receiving options or shares of common stock under the Amended Plan, as a separate legal opinion (“Separate Opinion”) shall be required in order for such persons to obtain their options or shares of common stock, for the transfer agent or registrar to issue options or shares of common stock under the Amended Plan and for any broker-dealer planning to sell such shares of common stock on the open market, and such Separate Opinion shall be based on the specific circumstances related to such option holders, shareholders, option grants, stock issuances and stock sales in light of the terms and conditions of the Amended Plan and the applicable SEC rules and regulations.

Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,000,000 shares of Common Stock reserved under the Amended Plan have been duly authorized and upon payment for and issuance of the shares of Common Stock in the manner described in the Amended Plan, subject to distribution as described in the Post-effective Amendment, and subject to effectiveness of the Post-effective Amendment described above, such will be legally issued, fully paid and nonassessable.

We call your attention to the fact that the undersigned is a member of the Texas Bar and the Company is a Delaware corporation. As to matters of Delaware corporate law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

We hereby consent to the filing of this opinion as an Exhibit 5 to the Post-effective Amendment and to the reference made to this firm under the heading "Interests of Named Experts and Counsel" in the Prospectus contained in the Initial Registration Statement and as attorneys passing upon legal matters in connection with the issuance of the 1,000,000 additional shares of Common Stock covered hereby,, but we do not consent to the use of this opinion for any other purpose.

Sincerely,

/s/ David E. Wise

David E. Wise, Attorney at Law